Exhibit 10.47

MATTEL, INC.

HOURLY EMPLOYEE PERSONAL INVESTMENT PLAN

FIRST AMENDMENT TO THE JANUARY 1, 2006 RESTATEMENT

WHEREAS, Mattel, Inc. (the “Company”) desires to amend the Plan to (i) revise the eligibility provisions for certain employees, (ii) add an automatic enrollment feature, and (iii) make other desired revisions; and

NOW THEREFORE, the Plan is hereby amended effective as of January 1, 2008, as follows:

1. Section 3.1(b) of the Plan is amended to read as follows:

“(b) An Employee who did not become a Participant on the Entry Date coincident with or next following the date on which he satisfied the age and service requirements specified in the Applicable Appendix because he was not then an Eligible Employee shall become a Participant as of the first day of the month following the date on which he or she again becomes an Eligible Employee.”

2. The first paragraph of Section 5.1 is designated paragraph “(a)” and a new Section 5.1(b) is added after Section 5.1(a) to read as follows:

“(b) A Participant (other than a Participant who is designated as an American Girl variable employee) who is first hired or newly rehired on or after January 1, 2008 and who has not elected to have Compensation reduced in accordance with Section 5.1(a) shall be deemed to have elected under Section 5.1(a) to have Compensation reduced by two percent (2%) beginning as soon as administratively practicable following the date the Eligible Employee becomes a Participant. Unless a Participant elects otherwise, such deemed election to have Compensation reduced by two percent (2%) shall be automatically increased by one percent (1%), effective as of the first April 1 after the initial deemed deferral election (provided that the first such automatic increase shall not be before April 1, 2009) and as of each April 1 thereafter until such election has been increased to a deemed deferral election of six percent (6%) of Compensation. Each Participant may elect at any time, in accordance with procedures established by the Committee or its designee, not to have Compensation so reduced, or to have Compensation reduced by a different percentage allowed under Section 5.2, which election shall become effective as soon as administratively practicable following receipt of the Participant election. Before-Tax Contributions made pursuant to this automatic election shall be invested in a default investment fund designated for such purpose by the Committee, unless the Participant elects to have such contributions invested otherwise in accordance with Article IV.”

IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed by its duly authorized officer this 19th day of December, 2008, effective as of the dates set forth above.

MATTEL, INC.

By:	/s/ Alan Kaye

Name:	Alan Kaye

Title:	SVP Human Resources

2